Exhibit 12.1

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Year ended December 31,
	2014	2013	2012	2011	2010
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests (1) (2) (3)	69,099	$102,281	$59,771	$52,554	$38,806
Add:
Distributed income of unconsolidated joint ventures	9,586	5,853	1,005	499	653
Amortization of capitalized interest	517	513	509	507	492
Interest expense	57,931	51,616	49,814	45,382	41,789
Portion of rent expense - interest factor	2,119	2,078	1,908	1,938	1,753
Total earnings	139,252	162,341	113,007	100,880	83,493

Fixed charges:
Interest expense	57,931	51,616	49,814	45,382	41,789
Capitalized interest and capitalized amortization of debt issue costs	5,318	1,628	1,233	413	1,527
Portion of rent expense - interest factor	2,119	2,078	1,908	1,938	1,753
Total fixed charges	$65,368	$55,322	$52,955	$47,733	$45,069

Ratio of earnings to fixed charges	2.1	2.9	2.1	2.1	1.9

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures, noncontrolling interests and discontinued operations (1) (2) (3)	$69,099	$102,281	$59,771	$52,554	$38,806
Add:
Distributed income of unconsolidated joint ventures	9,586	5,853	1,005	499	653
Amortization of capitalized interest	517	513	509	507	492
Interest expense	57,931	51,616	49,814	45,382	41,789
Portion of rent expense - interest factor	2,119	2,078	1,938	1,938	1,753
Total Earnings	139,252	162,341	113,037	100,880	83,493

Fixed charges and preferred share dividends:
Interest expense	57,931	51,616	49,814	45,382	41,789
Capitalized interest and capitalized amortization of debt issue costs	5,318	1,628	1,233	413	1,527
Portion of rent expense - interest factor	2,119	2,078	1,908	1,938	1,753
Preferred share dividends	—	—	—	—	5,297

Total combined fixed charges and preferred share dividends	$65,368	$55,322	$52,955	$47,733	$50,366

Ratio of earnings to combined fixed charges and preferred share dividends	2.1	2.9	2.1	2.1	1.7

(1)
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests for the period ended December 31, 2014 includes a $7.5 million gain on the sale of our Lincoln City outlet center and a $13.1 million loss on early extinguishment of debt related to the early redemption of senior notes due November 2015.

(2)
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests for the period ended December 31, 2013, includes a $26.0 million gain on a previously held interest in an acquired joint venture.

(3)	The year ended December 31, 2010 includes a loss on termination of derivatives of $6.1 million.